Registration No. 333-153202

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 (No. 333-153202)

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Willis Group Holdings Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	98-0352587
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Willis Group Limited, 51 Lime Street, London, EC3M 7DQ, England and Wales

(Address, including Zip Code, of Principal Executive Offices)

Willis Group Holdings 2008 Share Purchase and Option Plan

(Full title of the plan)

Adam G. Ciongoli

Group General Counsel

Willis Group Holdings Public Limited Company

One World Financial Center, 200 Liberty Street

New York, New York 10281

(212) 915-8899

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

RE-ALLOCATION OF PREVIOUSLY-REGISTERED SHARES

This Post-Effective Amendment No. 2 (this “Amendment No. 2”) relates to the Registration Statement on Form S–8 (File No. 333-153202) (the “Registration Statement”) of Willis Group Holdings Limited, a Bermuda company (“Willis-Bermuda”), which was filed with the Securities and Exchange Commission (the “Commission”) on June 28, 1999, and which was amended by Post-Effective Amendment No. 1 (“Amendment No. 1”) filed with the Commission on January 4, 2010 by Willis Group Holdings Public Limited Company (the “Company”), as the successor issuer to Willis-Bermuda. The Registration Statement, among other things, registered 8,000,000 shares of common stock of Willis-Bermuda for issuance under the Willis Group Holdings Limited 2008 Share Purchase and Option Plan (the “2008 Plan”).

On December 31, 2009, Willis-Bermuda and the Company completed a scheme of arrangement pursuant to which Willis-Bermuda’s common shares were cancelled and Willis-Bermuda’s common shareholders received, on a one-for-one basis, new ordinary shares of the Company, par value $0.000115 per share (the “Ordinary Shares”), for the purpose of changing the place of incorporation from Bermuda to Ireland (the “Transaction”). In connection with the Transaction, the Company assumed Willis-Bermuda’s existing obligations in connection with awards granted under 2008 Plan and amended the plan and awards as necessary to provide for the issuance of the Company’s Ordinary Shares rather than Willis-Bermuda common shares upon the exercise of awards.

The Company is hereby filing this Amendment No. 2 to reduce the number of Ordinary Shares previously registered under the Registration Statement by 776,935 shares. Those shares previously registered for issuance under the 2008 Plan are to be re-allocated to the authorized share reserve under the Willis Group Holdings Public Limited Company 2012 Equity Incentive Plan (the “2012 Plan”). The Company shall re-register those 776,935 shares for issuance under the 2012 Plan on a new Form S-8 registration statement to be filed with the Commission concurrently with the filing of this Post-Effective Amendment. After giving effect to this Amendment No. 2, the number of Ordinary Shares available for issuance under the 2008 Plan shall be 0 shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 2 to the Registration Statement and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 4, 2012.

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

By:	/s/ Adam G. Ciongoli
Adam G. Ciongoli
General Counsel

No other person is required to sign this Post-Effective Amendment No. 2 in reliance upon Rule 478 under the Securities Act of 1933, as amended.